JAMESON STANFORD RESOURCES CORPORATION

Business Ethics and Code of Conduct Policy

POLICY

It is the policy of Jameson Stanford Resources Corporation (“Jameson Stanford” or “Company”) that all its officers, directors, employees and agents conduct business within the highest legal, ethical and moral standards. Jameson Stanford’s relationship with all governmental agencies, customers, suppliers, and the general public shall be conducted in all respects in a manner that protects and enhances Jameson Stanford’s reputation for integrity. This mandate also applies to an employee’s use of personal funds or assets to promote the business of Jameson Stanford.

OBJECTIVE

The purpose of this policy is to provide a foundation upon which Jameson Stanford will operate and conduct business.

GUIDELINES

Each employee should be aware of and comply with all laws, rules and regulations governing his or her area of responsibility. Specific areas of concern include:

● Jameson Stanford Books and Records. It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that Jameson Stanford files with, or submits to, the Securities and Exchange Commission and in all other public communications made by Jameson Stanford.

You must complete all Jameson Stanford documents accurately, truthfully, and in a timely manner, including all travel and expense reports. When applicable, documents must be properly authorized. You must record Jameson Stanford’s financial activities in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of Jameson Stanford with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

● Political Activity. Jameson Stanford encourages participation by employees in public affairs by, for example, supporting, working for and contributing to the political party and candidates of the employee’s choice. However, endorsements or other indications of support by Jameson Stanford for candidates for elected office and use of Jameson Stanford funds or other Jameson Stanford resources for political contributions for elective office in the United States and some foreign countries are illegal. Such endorsements or other indications of support or the use of Jameson Stanford funds, directly or indirectly, for contributions of any kind to any political party in the United States or to any candidate for or holder of any office of any domestic or foreign government are prohibited, even where such endorsements, other indications of support or contributions are lawful.

Jameson Stanford expenditures for lobbying activity, whether direct or indirect, are permitted when prior approval is obtained from the General Counsel. Contributions in support of non-partisan referendum issues are permitted in states where not prohibited by law.

● Illegal or Improper Payment by Jameson Stanford or Employees. No personal payments of any kind, whether of money, services or property, may be offered or made directly or indirectly to any domestic or foreign public official (including employees or agents of or consultants to governmental organizations) or to any employee, agent or representative of any labor union or any organization seeking or doing business with Jameson Stanford or with which Jameson Stanford seeks to do business, except for incidental nominal gratuities described below. Bribes, kickbacks or gifts to obtain business concessions from any individual or organization are prohibited.

Normal and properly authorized business expenses, such as reasonable business travel and entertainment, non-cash gifts of nominal value provided openly and according to established business practice, and product demonstrations or visits to Jameson Stanford operations, are permitted.

Depending on the government regulations that may apply, gratuities of nominal value by Government Relations personnel to domestic public officials may be permitted. Knowledgeable Government Relations management shall make such determination.

● Gifts and Entertainment. Employees or members of their immediate families should not accept any gifts of cash, entertainment, services, travel, lodging, accommodations, or other forms of compensation or personal benefit from any actual or potential supplier, competitor or customer which could reasonably be interpreted to influence the employee’s judgments or actions in performing his or her duties for the benefit of Jameson Stanford (“prohibited gifts”). Any prohibited gifts should be returned (or refused in the case of entertainment, accommodations and other services that are not returnable) and reported to the employee’s supervisor. Following are examples of prohibited activity:

●	Receipt of gifts of cash or cash equivalents in any amount

●	Acceptance of paid commercial transportation or lodging

●	Acceptance of the free use of any vehicle, appliance or other property

●	Borrowing of money from providers (other than from financial institutions on competitive terms) or having a supplier act as guarantor for any loan, mortgage or lien

●	Acceptance of entertainment that substantially exceeds either prudent business standards or normal reciprocal business entertainment by Jameson Stanford

●	Acceptance of gifts of more than token value

Acceptance of perishable or other gifts of nominal value, such as advertising or promotional materials clearly marked with supplier brand names, is not improper unless it influences the employee’s judgment or action in performing his or her duties.

Acceptance of reasonable and infrequent business meals or entertainment from suppliers and reciprocal provision of similar courtesies are not improper unless it influences the employee’s judgment or actions in objectively performing his or her duties for the benefit of Jameson Stanford.

● Open Communication. Senior management must be informed at all times of matters which are important in preserving Jameson Stanford’s reputation. Accordingly, there shall be full communication with senior management. Likewise, there shall be no concealment of any information from either internal or independent auditors.

● Fair Dealing; Observance of Antitrust Laws. Jameson Stanford depends on its reputation for quality, service and integrity. The way we deal with our customers/clients, competitors and suppliers molds our reputation, builds long term trust and ultimately determines our success. You should endeavor to deal fairly with Jameson Stanford’s customers/clients, suppliers, competitors and employees. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Agreements or understandings with competitors (both traditional competitors as well as others who compete in the marketplace from time to time) to limit or restrict competition with respect to such matters as prices, terms or conditions of sale, production, distribution, territories or customers are usually unlawful. In general, agreements and transactions with anti-competitive implications may be, per se, illegal.

● Disciplinary Action. Employees violating this Policy are subject to disciplinary action up to and including discharge or other legal action.

● Confidentiality. Employees, officers and directors should maintain the confidentiality of information entrusted to them by Jameson Stanford or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to Jameson Stanford or its customers, if disclosed.

Insider Trading. You are prohibited by Jameson Stanford policy and the law from buying or selling securities of Jameson Stanford at a time when in possession of “material nonpublic information.” (There is, however, an exception for trades made pursuant to a pre-existing trading plan, discussed below.) This conduct is known as “insider trading.” Passing such information on to someone who may buy or sell securities – known as “tipping” – is also illegal. The prohibition applies to Jameson Stanford securities and to securities of other companies if you learn material nonpublic information about other companies, such as Jameson Stanford’s customers/clients, in the course of your duties for Jameson Stanford.

Information is “material” if (a) there is a substantial likelihood that a reasonable investor would find the information “important” in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a company’s securities. Examples of types of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments, and important regulatory, judicial or legislative actions. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures.

Do not disclose material nonpublic information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out Jameson Stanford’s business. If you leave Jameson Stanford, you must maintain the confidentiality of such information until it has been adequately disclosed to the public by Jameson Stanford. If there is any question as to whether information regarding Jameson Stanford or another company with which we have dealings is material or has been adequately disclosed to the public, contact the General Counsel.

Notwithstanding the prohibition against insider trading, the law and Jameson Stanford policy permit Jameson Stanford employees, directors and officers to trade in Jameson Stanford securities regardless of their awareness of material nonpublic information if the transaction is made pursuant to a pre-arranged trading plan that was established in compliance with applicable law and was entered into when the person was not in possession of material nonpublic information. A person who wishes to enter into a trading plan must submit the plan to the General Counsel for approval prior to the adoption, modification or termination of the trading plan.

● Conflicts of Interest and Annual Disclosure Requirement. All employees should avoid situations that may create or even appear to create a conflict between their personal interests and the interests of Jameson Stanford. A “conflict of interest” occurs when an individual’s private interest interferes in any way with the interests of the corporation as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits (e.g., from potential or actual business transactions) because of his or her position with Jameson Stanford. Loans to, or guarantees of obligations of, employees, officers and directors are of special concern to Jameson Stanford.

Each employee should avoid personal favor of any kind from any firm or person having anticipated, current or ongoing dealings with Jameson Stanford if such favor actually or potentially produces or appears to produce conflicts with Jameson Stanford’s interests or reflects unfavorably on its integrity.

Special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in any such conduct, executive officers and directors must make full disclosure of all facts and circumstances to the General Counsel, who shall inform and seek the prior approval of the Corporate Governance and Nominating Committee of the Board of Directors (the “Board”).

Annually, each member of Jameson Stanford’s Board and each Jameson Stanford employee occupying a designated sensitive position, including all officers, general managers and purchasing personnel, shall complete the Business Ethics Disclosure Statement which will be submitted to the Secretary of Jameson Stanford. Such Statement shall, in turn, be submitted by the Secretary to the CEO in cases of potential or actual conflict and shall be available to auditors and the Corporate Governance and Nominating Committee of the Board for their review. The CEO shall designate all “sensitive” positions and may approve certain disclosed “conflicts” for all officers except himself on the basis of immateriality or adequate management oversight. As to the CEO, any such approval may be sought from the Corporate Governance and Nominating Committee. All waivers of the policy shall be reported immediately to the Secretary of Jameson Stanford for public disclosure where appropriate.

● Corporate Opportunities. Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with Jameson Stanford. Employees, officers and directors owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

If you learn of a business or investment opportunity through the use of corporate property or information or your position at Jameson Stanford, such as from a competitor or actual or potential customer, supplier or business associate of the Jameson Stanford, you may not participate in the opportunity or make the investment without the prior written approval of the General Counsel. Directors must obtain the prior approval of the Board. Such an opportunity should be considered an investment opportunity for Jameson Stanford in the first instance.

● Protection and Proper Use of Jameson Stanford Assets. We each have a duty to protect Jameson Stanford’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Jameson Stanford’s profitability. We should take measures to prevent damage to and theft or misuse of Jameson Stanford property. When you leave Jameson Stanford, all Jameson Stanford property must be returned to Jameson Stanford. Except as specifically authorized, Jameson Stanford assets, including Jameson Stanford time, equipment, materials, resources and proprietary information, must be used for business purposes only.

● Jameson Stanford Records. Compliance with accepted accounting rules, controls and disclosure requirements are expected at all times. All assets, liabilities, revenues and expenses of Jameson Stanford shall be properly recorded in the respective books and records. All entries made shall properly reflect the intent and nature of any transaction. Jameson Stanford’s disclosure shall be full, fair, accurate, timely and understandable. Compliance with Jameson Stanford’s record retention policy is expected at all times.

● Record Retention. In the course of its business, Jameson Stanford produces and receives large numbers of records. Numerous laws require the retention of certain Jameson Stanford records for various periods of time. Jameson Stanford is committed to compliance with all applicable laws and regulations relating to the preservation of records. Jameson Stanford’s policy is to identify, maintain, safeguard and destroy or retain all records in Jameson Stanford’s possession on a systematic and regular basis. Under no circumstances are Jameson Stanford records to be destroyed selectively or to be maintained outside Jameson Stanford premises or designated storage facilities, except in those instances where Jameson Stanford records may be temporarily brought home by employees working from home in accordance with approvals from their supervisors or applicable policies about working from home or other remote locations.

If you learn of a subpoena or a pending or contemplated litigation or government investigation, you should immediately contact the General Counsel. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the General Counsel as to how to proceed. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice Jameson Stanford. If you have any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and ask the General Counsel for advice.

● Safety in the Workplace. The safety and security of employees is of primary importance. You are responsible for maintaining our facilities free from recognized hazards and obeying all Jameson Stanford safety rules. Working conditions should be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices.

● Weapons and Workplace Violence. No employee may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not employees are licensed to carry such weapons. Similarly, Jameson Stanford will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to your supervisor and the General Counsel immediately. Threats or assaults that require immediate attention should be reported to the police at 911.

● Drugs and Alcohol. Jameson Stanford intends to maintain a drug-free work environment. Except at approved Jameson Stanford functions, you may not use, possess or be under the influence of alcohol on Jameson Stanford premises.

You cannot use, sell, attempt to use or sell, purchase, possess or be under the influence of any illegal drug on Jameson Stanford premises or while performing Jameson Stanford business on or off the premises.

● Reporting Compliance with Policy. A summary of this Policy shall be prominently displayed at all Jameson Stanford work sites. Periodically, a statement of the Business Ethics Policy shall be circulated to all Jameson Stanford directors, officers, and employees designated by the CEO, and such persons shall file a report of compliance at that time.

● Reporting Violations of Policy. Any potential violation of applicable laws, rules or regulations, or of this Policy, that comes to the attention of an employee should be reported immediately by any person to his or her department manager who should insure that the matter is reported to the Jameson Stanford officer to whom the department manager reports and to Vice President of Human Resources. The person reporting the potential violation may choose in certain sensitive circumstances to contact the Vice President of Human Resources directly. When appropriate, the Vice President of Human Resources shall advise the Jameson Stanford Chief Financial Officer (“CFO”) and the CEO.

Any employee who, in good faith, reports a potential violation shall not incur retaliation from Jameson Stanford or any officer, employee, contractor, subcontractor or agent of Jameson Stanford and Jameson Stanford shall use its best efforts to protect his or her confidentiality to the extent possible, consistent with law and corporate policy and the need to conduct an effective investigation. “Good faith” means that the employee has a reasonably held belief that the facts upon which the report of potential violation is being made are true and the report is not being made for personal gain or for other ulterior motive. “Retaliation” means discharge, demotion, suspension, threatening, harassment, or discrimination against an employee in the terms and conditions of his or her employment.

Persons reporting violations should:

●	not attempt to investigate the circumstances

●	not discuss it with other employees or third parties, other than the Vice President of Human Resources, the CEO, and any person approved thereby

Reported violations shall be promptly investigated under the direction of the Vice President of Human Resources and following completion of such investigation, upon the advice of the Vice President of Human Resources, violations will be reported as appropriate or required by law to the appropriate authorities. The CFO and the independent auditors shall inform the CEO, Vice President of Human Resources and the Audit Committee of Jameson Stanford’s Board of any violations.

The Vice President of Human Resources shall recommend the appropriate level of disciplinary action to the CEO for decision. Affected employees shall be afforded, upon request, an opportunity to meet directly with the Vice President of Human Resources and/or the CEO to review the circumstances or the disciplinary action and seek redetermination.

● Reports Regarding Accounting Matters. Jameson Stanford is committed to compliance with applicable securities laws, rules, and regulations, accounting standards and internal accounting controls. You are expected to report any complaints or concerns regarding accounting, internal accounting controls and auditing matters (“Accounting Matters”) promptly. All reports will be treated confidentially to the extent reasonably possible. No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Matters.

● Questions Regarding Policy. Compliance with this Policy is best assured by employees exercising good judgment and applying the “sunshine test”, i.e., “if my decision or action would become known to other people, would it cause embarrassment, condemnation or penalty to me, my coworkers or Jameson Stanford?” Any employee who has any questions regarding this Policy or its application should discuss the matter with his/her supervisor or the officer to whom such employee ultimately reports. Any supervisor or officer requiring interpretation of this Policy should refer the question to the Vice President of Human Resources. Employees involved in compliance activities are encouraged to seek advice from the Vice President of Human Resources as necessary in regard to observance of all applicable laws and regulations.

● Investigations of Suspected Violations. All reported violations will be promptly investigated and treated confidentially to the extent reasonably possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and Jameson Stanford.

● Discipline for Violations. Jameson Stanford intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law and agreements, Jameson Stanford personnel who violate this Code and other Jameson Stanford policies and procedures may be subject to disciplinary action, up to and including discharge.

● Waivers of the Code. Jameson Stanford will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Waivers of the Code for directors and executive officers may be made only by the Board as a whole or the Audit Committee of the Board and must be promptly disclosed as required by law or regulation.

● No Rights Created. This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of Jameson Stanford’s business. It is not intended to and does not create any obligations to or rights in any employee, director, client, supplier, competitor, shareholder or any other person or entity.

●Remember. Ultimate responsibility to ensure that we as a company comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and Jameson Stanford’s policies and guidelines pertaining to them.